Exhibit (d)(3)

October 14, 2019

IAC/InterActiveCorp
555 West 18th Street
New York, NY 10011

Attn: Glenn Schiffman, CFO

Re:                        Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by IAC/InterActiveCorp (“you” or “IAC”) of a possible negotiated transaction with (a “Possible Transaction”) Care.com, Inc. and/or its subsidiaries (collectively, with such subsidiaries, the “Company”), the Company is prepared to make available to IAC and its Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company. In connection with a Possible Transaction, IAC may also disclose certain confidential, non-public, and/or proprietary information in respect of IAC and/or its affiliates. A party disclosing information to the other and/or its Representatives shall be known as the “Disclosing Party”; a party receiving information from a Disclosing Party and/or Representatives shall be known as the “Receiving Party,” as the case may be. As a condition to such information being furnished to the Receiving Party and its Representatives, the Receiving Party agrees that it will, and will cause its Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “affiliates” has the meaning given to it under the Securities Exchange Act of 1934, as amended (the “1934 Act”); provided, for the purposes hereof, each of (x) Match Group, Inc. and its subsidiaries (“MTCH”) and (y) ANGI Homeservices, Inc. and its subsidiaries (“ANGI”) shall not be deemed affiliates of you. The term “Representatives” (i) with respect to you, shall only include your affiliates, members, directors, officers, managers, general partners, employees, outside counsel, accountants, agents, consultants, one financial advisor (subject to compliance with Section 2 below) (the “Financial Advisor”), and, subject to receipt of prior written consent of the Company and compliance with Section 2 below, may also include additional financial advisors and potential sources of equity or debt financing (and their respective outside counsel, accountants, consultants and financial advisors), and (ii) with respect to the Company, shall include its members, directors, shareholders, officers, employees, agents, affiliates, partners, and advisors and those of its subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants and financial advisors).

1.                                 Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Disclosing Party or the business, including, without limitation, products, markets, condition (financial or other), operations, assets, liabilities,

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results of operations, cash flows or prospects of the Disclosing Party (whether prepared by the Disclosing Party, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Disclosing Party to the Receiving Party or to its Representatives, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which the Receiving Party or its Representatives otherwise learn or obtain, through observation or through analysis of such information, data or knowledge, and shall also be deemed to include all portions of notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the Receiving Party or its Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to the Receiving Party or its Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of the terms of this letter agreement, (ii) was or becomes within possession of the Receiving Party or any of its Representatives on a non-confidential basis prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party or any of its Representatives, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information, (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information, or (iv) is or has been independently acquired or developed by the Receiving Party and/or any of its Representatives without reference to, or use of, the Evaluation Material.

2.                                      Use and Disclosure of Evaluation Material. The Receiving Party recognizes and acknowledges the competitive value and confidential nature of the Evaluation Material and the damage that may result to the Disclosing Party if any information contained therein is disclosed to a third party in violation of the terms hereof. The Receiving Party hereby agrees that it and its Representatives shall use the Evaluation Material solely for the purpose of evaluating, negotiating, and/or consummating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that the Receiving Party and its Representatives will not disclose any of the Evaluation Material in any manner whatsoever except as permitted in accordance with the terms of this letter agreement; provided, however, that (i) the Receiving Party may make any disclosure of the Evaluation Material to which the Disclosing Party gives its prior written consent, as required by law, or as provided in a final definitive agreement regarding a Possible Transaction when, as and if executed, and (ii) any of the Evaluation Material may be disclosed to the Representatives of the Receiving Party who need to know such information for the purpose of evaluating, negotiating, and/or consummating a Possible Transaction, who agree to be bound by the terms hereof. For the avoidance of doubt, you shall not disclose the Evaluation Material to either MTCH or ANGI. In any event, the Receiving Party agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by the Receiving Party or any of its Representatives, and, at its sole expense, to take

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all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, both parties agree that, without the prior written consent of the other party, neither party hereto and its Representatives will disclose to any other person the fact that the Receiving Party or its Representatives have received Evaluation Material, (x) that Evaluation Material has been made available to the Receiving Party or its Representatives, (y) that investigations, discussions or negotiations are taking place concerning a Possible Transaction or (z) any of the terms, conditions or other facts with respect to a Possible Transaction, including the status thereof and the identity of the parties thereto by name or by identifiable description (collectively, the “Discussion Information”); provided, that the Company shall not be prohibited or restricted from using any of the information described in the foregoing clause (z) in connection with ordinary course negotiations with one or more potential bidders to the extent your identity is not directly or indirectly disclosed (including by way of providing information that could reasonably be used to identify you) and drafts of definitive documents are not provided. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, (a) you and your Representatives will not, directly or indirectly, consult or share Evaluation Material or Discussion Information with, or enter into any agreement, arrangement or understanding with any co-investor, source of equity financing or prospective bidder (each a “Financing Source”) regarding a Possible Transaction, including, without limitation, discussions or other communications with any other prospective bidder for the Company with respect to (i) whether or not you or such other prospective bidder will make a bid or offer for the Company or (ii) the price that you or such other bidder may bid or offer for the Company and (b) the Financial Advisor shall not be a financing source for you in connection with a Possible Transaction. You agree that neither you nor any of your Representatives will, without the prior written consent of the Company, directly or indirectly, enter into any agreement, arrangement or understanding with any other person (including any Financing Source or the Financial Advisor) that has or would have the effect of requiring such person to provide you with financing or other potential sources of capital or financial advisory services on an exclusive basis in connection with a Possible Transaction; provided, that the foregoing shall not prohibit you from entering into any engagement letter with a financial advisory service provider requiring such provider to “run trees” within its organization. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

In the event that the Receiving Party or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or Discussion Information, the Receiving Party shall, if legally permissible or practicable, provide the Disclosing Party with prompt written notice of any such request or requirement so that the Disclosing Party may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of its Representatives are nonetheless, in the opinion of legal counsel, legally compelled to disclose Evaluation Material or Discussion Information, the Receiving Party or its Representatives may, without liability hereunder, disclose

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only that portion of the Evaluation Material or Discussion Information which such counsel advises is legally required to be disclosed, provided, that the Receiving Party shall use reasonable efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information by such tribunal; and provided further that the Receiving Party shall promptly notify the Disclosing Party of (i) its determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

3.                                      Return and Destruction of Evaluation Material. At any time upon the written request of the Disclosing Party in its sole discretion and for any reason, the Receiving Party will as directed by the Company promptly (and in any case within ten (10) business days from the receipt of the Company’s request) deliver, at Receiving Party’s expense, to the Disclosing Party or destroy all Evaluation Material (and any copies thereof) furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party; provided, however, that neither the Receiving Party nor any of its Representatives shall be obligated to return or destroy Evaluation Material to the extent it has been electronically archived by any such party in accordance with its automated security and/or disaster recovery procedures as in effect from time to time so long as such Evaluation Material is held in accordance with the confidentiality and use provisions of this letter agreement for so long as such Evaluation Material is so archived. In the event of such a decision or request, all other Evaluation Material shall be returned or destroyed and no copy thereof shall be retained, and, upon the Disclosing Party’s request, the Receiving Party shall provide the Disclosing Party with prompt (and in any case within ten (10) business days from the receipt of the Company’s request) written confirmation (via e-mail being sufficient) of its compliance with this paragraph. Notwithstanding the return or destruction of the Evaluation Material, the Receiving Party and its Representatives shall continue to be bound by its obligations of confidentiality and other obligations and agreements hereunder.

4.                                      No Representations or Warranties. The Receiving Party understands, acknowledges and agrees that neither the Disclosing Party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding a Potential Transaction contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5.                                      No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of twelve months from the date hereof, neither you nor any of your controlled affiliates who receive Evaluation Material and are acting on your behalf will, without the prior written consent of the Company, directly or indirectly, solicit to employ any of the officers or management-level employees of the Company with whom you have had personal contact during your evaluation of a Possible Transaction (“Restricted Officers”); provided, however, that (a) you may engage in general solicitations for employees in the ordinary course of business and consistent with past practice, including through the use of advertisements in the media and search firm engagements, so long as such solicitations are not

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directed towards Restricted Officers of the Company, and (b) the foregoing shall not preclude you from soliciting any person (i) who responds to any such public advertisement, or general solicitation, for employment, or (ii) whose employment with the Company terminated at such employee’s sole discretion without any inducement by the Company at least three months prior to the commencement of employment discussions with such individual, or (iii) whose employment with the Company terminated at Company’s discretion, or (iv) who initiates employment discussions on his or her own initiative as evidenced by proper forms of documentary evidence.

6.                                 Material Non-Public Information; Securities Laws. Both parties hereto acknowledge and agree that they are aware (and that their respective Representatives are aware or, upon receipt of any Evaluation Material or Discussion Information, will be advised by the Receiving Party) that (i) the Evaluation Material being furnished to the Receiving Party or its Representatives contains material, non-public information regarding the Disclosing Party and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7.                                 Standstill. As of the date hereof, you hereby represent and warrant to the Company that neither you nor any of your Representatives acting on your behalf or affiliates owns any securities of the Company. You agree that beginning on the date hereof and ending on the earliest of (x) one year from the date of this letter agreement, (y) the time at which the Company enters into a definitive agreement with respect to (i) the acquisition, directly or indirectly, of more than fifty percent (50%) of the Company’s outstanding common stock (or other securities representing more than fifty percent (50%) of the aggregate voting power of securities entitled to vote in an election of directors) or more than fifty percent (50%)of the assets of the Company and its subsidiaries on a consolidated basis or (ii) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by this clause (ii), immediately following such transaction, any person (or the direct or indirect shareholders of such person) or group will beneficially own more than fifty percent (50%) of the Company’s outstanding common stock (or other securities representing more than fifty percent (50%) of the aggregate voting power of securities entitled to vote in an election of directors) of the Company or the surviving parent entity in such transaction), and (z) a person or group (I) acquires (whether via tender offer, exchange offer or otherwise) or (II) has commenced a tender offer or exchange offer under Rule 14(d) of the 1934 Act that, if completed in accordance with its terms, would result in the acquisition of, more than fifty percent (50%) of the Company’s outstanding common stock (or other securities representing more than fifty percent (50%) of the aggregate voting power of securities entitled to vote in an election of directors) (the “Standstill Period”), unless specifically invited in writing by the Board of Directors of the Company (or by a Representative of the Company on behalf of the Board of Directors), neither you nor any of your affiliates who receive Evaluation Material and are acting on your behalf or

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on behalf of other persons acting in concert with you will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way knowingly assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any material assets, indebtedness or businesses of the Company or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or assets of the Company or the subsidiaries constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party (other than your Representatives) with respect to any of the foregoing; provided, that the foregoing obligations shall not apply to any acquisition, either directly or indirectly, of securities of a party or any of a party’s subsidiaries by any employee benefit or similar plan of the other party or such other party’s Representatives that does not have knowledge of, or access to, any Evaluation Material or Discussion Information (so long as such acquisition was not directed by a party or any of its Representatives that have knowledge of, or access to, any Evaluation Material or Discussion Information). You also agree during the Standstill Period not to request (in any manner that would reasonably be likely to cause the Company to disclose publicly) that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence). Notwithstanding the foregoing, nothing in this paragraph 7 shall, directly or indirectly, prevent or otherwise limit you from initiating or continuing any confidential discussions, requests or communications (including any confidential request to amend or waive any provision of this paragraph 7) with the Company or its board of directors or at any time making any confidential offer or proposal to the Company or its board of directors relating to any potential transaction, in each case, in such a manner as would not reasonably be expected to require the public disclosure thereof by the Company or any of its Representatives.

8.                                      No Agreement. Both parties hereto understand and agree that no contract or agreement providing for a Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and each of the Company and IAC hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with a Possible Transaction unless and until you and the Company shall have entered into a final definitive agreement. Both parties hereto also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed

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and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. Each of the Company and IAC reserves the right, in its sole discretion, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with the other party at any time. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

9.                                      No Waiver of Rights. It is understood and agreed that no failure or delay by the Company or IAC in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.                               Remedies. It is understood and agreed that money damages may not be an adequate remedy for any breach of this letter agreement by the breaching party or any of its Representatives and that the non-breaching party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by the breaching party of this letter agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party. Both parties hereto further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and the parties hereto agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

11.                               Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Both parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal and state courts sitting in New Castle County for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and the parties hereto agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against the other party in any such court). Both parties hereto hereby irrevocably and unconditionally waive any objection which either party may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts sitting in New Castle County, Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any

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such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

12.                          Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter, and shall not be subsequently limited, modified or amended by any “clickthrough” agreement relating to the confidentiality of the Evaluation Material agreed to by you in connection with your access to any data site maintained in connection with a Possible Transaction.

13.                          No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

14.                          Counterparts. This letter agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute a single instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

15.                          Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

16.                          Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company in connection with a Possible Transaction shall be made through Pedro Costa of Morgan Stanley & Co. LLC (“Banker”) unless otherwise instructed or facilitated by the Banker. Neither you nor any of your Representatives will contact any third party with whom the Company or any of its subsidiaries has a business or other relationship specified in the Evaluation Material or as otherwise known by you (including without limitation any director, officer, employee, customer, supplier, stockholder or creditor of the Company or any of its subsidiaries) in connection with a Possible Transaction without the Company’s prior written consent. For the avoidance of doubt, this letter agreement shall not limit, restrict or impair IAC’s or any of its Representatives’ ability to contact any person in the ordinary course of business unrelated to and without reference to a Possible Transaction.

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17.                          Assignment; Successors. Neither party hereto shall assign in whole or in part its rights or obligations under this letter agreement without the express written consent of the other party; provided, however, that either party may assign this letter agreement without such consent to the surviving entity in a merger or sale of all or substantially all of the assets of such party. This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.

18.                          Third Party Beneficiaries. You agree and acknowledge that this letter agreement is being entered into by and on behalf of the Company and its affiliates, subsidiaries and divisions and that they shall be third party beneficiaries hereof, having all rights to enforce this letter agreement. You further agree that, except for such parties, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

19.                          No License. Nothing herein shall be deemed to grant to the Receiving Party a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material of the Disclosing Party.

20.                          No Restriction on Other Business Activities.  This letter agreement shall not be construed to limit the Disclosing Party’s, the Receiving Party’s, or any of their respective Representatives’ right to independently develop or acquire products, services, or technology without use of or reference to the other party’s Evaluation Material. The Disclosing Party understands and acknowledges that the Receiving Party and/or its Representatives may currently or in the future be developing information, knowledge or technology internally, or obtaining information, knowledge or technology from other persons, that may be similar to information, knowledge or technology contained or reflected in the Disclosing Party’s Evaluation Material. Provided that each party complies with its obligations contained herein, and except as otherwise expressly provided herein, this letter agreement shall not in any way limit, restrict or preclude either party from pursuing any of its present or future business activities or interests or from entering into any agreement or transaction with any person, regardless of whether such business activities or interests are competitive with the business activities or interests of the other party and regardless of whether the subject matter of any such agreement or transaction is any way similar to a Possible Transaction and/or any Evaluation Material.

21.                          Term. Except as otherwise expressly stated herein, the term of this letter agreement and obligations hereunder will terminate two (2) years from the date hereof.

[Signature Page Follows]

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October 14, 2019

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

CARE.COM, INC.

			By:	/s/ Melanie Goins
				Name:	Melanie Goins
				Title:	General Counsel

CONFIRMED AND AGREED
as of the date written above:

IAC/InterActiveCorp

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	EVP & General Counsel

Amendment No. 1 to Mutual Non-Disclosure Agreement

This Amendment No. I (this “Amendment”) to the confidentiality letter agreement (the “Agreement”), dated as of October 14, 2019, between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and Care.com, Inc., a Delaware corporation (the “Company”), is made as of November 24, 2019.

WHEREAS, both IAC and the Company desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto acknowledge and agree as follows:

1.              Definition of Affiliates. Effective as of the date of this Amendment, the parties agree to permit disclosure of Evaluation Material to ANGI Homeservices, Inc. and its subsidiaries (“ANGI”), and the definition of the term “affiliate” in the first paragraph of the Agreement shall be amended in its entirety to read:

“The term “affiliates” has the meaning given to it under the Securities Exchange Act of 1934, as amended (the “1934 Act”); provided, for the purposes hereof, Match Group, Inc. and its subsidiaries (“MTCH”) shall not be deemed affiliates of IAC.”

2.              Use and Disclosure of Evaluation Material. Effective as of the date of this Amendment, the last two sentences in the first paragraph of Section 2 of the Agreement shall be amended in their entirety to read:

“For the avoidance of doubt, you shall not disclose the Evaluation Material to MTCH. In any event, the Receiving Party agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by the Receiving Party or any of its Representatives, and, at its sole expense, to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.”

3.              No Solicitation. Effective as of the date of this Amendment, Section 5 of the Agreement shall be amended in its entirety to read:

“In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of twelve months from the date hereof, neither you nor any of your controlled affiliates who receive Evaluation Material, have had personal contact with Restricted Officers (as defined below) and are acting on your behalf will, without the prior written consent of the Company, directly or indirectly, solicit to employ any of the officers or management-level employees of the Company with whom you have had personal contact during your evaluation of a Possible Transaction or in the case of your controlled affiliates with whom they had personal contact during their involvement in the evaluation of a Possible Transaction, as applicable (“Restricted Officers”); provided, however, that (a) any action taken by your controlled affiliates at your direction will be deemed an action taken by you for purposes of this Section 5, (b) you and your controlled affiliates may engage in general solicitations for employees in the ordinary course of business and consistent with past practice, including through the use of advertisements in the media and search firm engagements, so long as such solicitations are not directed towards Restricted Officers of the Company, and (c) the foregoing shall not preclude you or your controlled affiliates from soliciting any person (i) who responds to any such public advertisement, or general solicitation, for employment, or (ii) whose employment with the Company terminated at such employee’s sole discretion without any inducement by the Company at least three months prior to the commencement of employment discussions with such individual, or (iii) whose employment with the Company terminated at Company’s discretion, or (iv) who initiates employment discussions on his or her own initiative as evidenced by proper forms of documentary evidence.”

4.              Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Agreement.

5.              Conflicts and Full Force and Effect. In the event any term or provision of this Amendment conflicts with a term or a provision of the Agreement, this Amendment shall control. Except as expressly amended herein, the Agreement shall remain in full force and effect in accordance with its terms.

6.              Counterparts and Facsimile. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A facsimile or PDF transmission by one party to another party of an executed signature page of this Amendment shall have the same effect as delivery of an original signature page.

IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized representatives or officers as of the date written above.

IAC/InterActiveCorp		Care.com, Inc.

/s/ Kendall Handler		/s/ Melanie Goins
By:	Kendall Handler	By:	Melanie Goins
Title:	VP M&A Counsel	Title:	General Counsel